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                       VANGUARD(R) U.S. SECTOR INDEX FUNDS
               SUPPLEMENT TO THE PROSPECTUS DATED JANUARY 20, 2004

Admiral Shares of Vanguard(R) Energy Index Fund, Vanguard(R) Industrial Index Fund, and Vanguard(R) Telecommunication Services Index Fund became available for purchase on September 29, 2004.




































(C)2004 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                     PSA5483 092004